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                     June 7, 2022

       Douglas Cahill
       Chief Executive Officer
       Hillman Solutions Corp.
       10590 Hamilton Avenue
       Cincinnati, Ohio 45231

                                                        Re: Hillman Solutions
Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 25, 2021
                                                            Filed March 16,
2022
                                                            File No. 001-39609

       Dear Mr. Cahill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing